Exhibit 99.1

News

For Immediate Release

WildHorse Resource Development Corporation Announces Pricing of

Upsized $350 Million Offering of Senior Notes

HOUSTON, January 27, 2017 – WildHorse Resource Development Corporation (NYSE: WRD) announced today the pricing of its previously announced private placement to eligible purchasers of $350 million in aggregate principal amount of 6.875% senior unsecured notes due 2025 at 99.244% of par. The offering is expected to close on February 1, 2017, subject to customary closing conditions.

WRD intends to use the net proceeds of approximately $340.4 million to repay the borrowings outstanding under its revolving credit facility and for general corporate purposes.

The securities to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws; and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes are expected to be eligible for trading by qualified institutional buyers under Rule 144A and outside the United States pursuant to Regulation S.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

About WildHorse Resource Development

WildHorse Resource Development Corporation is an independent oil and natural gas company focused on the acquisition, exploration, development and production of oil, natural gas and NGL properties primarily in the Eagle Ford Shale in East Texas and the Over-Pressured Cotton Valley in North Louisiana.

Cautionary Statement Concerning Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of federal securities laws. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond WRD’s control. All statements, other than historical facts included in this release, are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although WRD believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of oil and natural gas. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital and the timing of development expenditures.

Contact:

WildHorse Resource Development Corporation

Luis Mier – Director, Investor Relations

(713) 255-9327

ir@wildhorserd.com